Exhibit 4.11
SECOND AMENDMENT TO THE
CARDINAL HEALTH 401(K) SAVINGS PLAN
FOR EMPLOYEES OF PUERTO RICO
(As Amended and Restated January 1, 2020)

Background Information

A.    Cardinal Health, Inc. (“Cardinal Health”) previously adopted and currently maintains the Cardinal Health 401(k) Savings Plan for Employees of Puerto Rico (the “Plan”) for the benefit of eligible employees of Cardinal Health and its subsidiaries and affiliates.

B.    Section 11.02 of the Plan provides that the Plan may be amended at any time through a written resolution adopted or approved by the Financial Benefit Plans Committee (“FBPC”) with respect to any amendment that, when aggregated with any other amendment or amendments approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of $5 million or less.

C.    The FBPC has concluded that the amendment set forth below, when aggregated with any other amendments set to be approved on the same date, is reasonably expected to have an annual financial impact on Cardinal Health of less than $5 million.

D.    The FBPC desires to amend the Plan to change the amount of Matching Contributions to be provided with respect to pay dates occurring on and after July 1, 2020.

Amendment of the Cardinal Health 401(k) Savings Plan

The Plan is hereby amended as set forth below, effective as of July 1, 2020.

1.    Section 3.06 of the Plan is hereby amended in its entirety to read as follows:

“Section 3.06. MATCHING CONTRIBUTIONS. Effective as of July 1, 2020, the Employer shall contribute to each eligible Participant’s Account a “Matching Contribution” in an amount equal to 200% of each Participant’s Compensation Deferral Contributions that do not exceed 1% of the Participant’s Compensation, and 50% of each Participant’s Compensation Deferral Contributions that exceed 1% of the Participant’s Compensation but do not exceed 5% of the Participant’s Compensation.”

2.    All other provisions of the Plan shall remain in full force and effect.

CARDINAL HEALTH, INC.
FINANCIAL BENEFIT PLANS COMMITTEE

By: /s/ Kendell F. Sherrer

Its: VP, Benefits

Date: June 18, 2020